Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-110949, 333-99615, 333-38857, 333-38859, 333-44505, 333-92417, 333-134503 and 333-137686 on Form S-8 and 333-128023 on Form S-3 of our reports dated September 28, 2006, relating to the financial statements and financial statement schedules of Brady Corporation and management’s report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of Brady Corporation for the year ended July 31, 2006.

/s/  DELOITTE & TOUCHE LLP

Milwaukee, WI
October 6, 2006